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                                  EXHIBIT 9(c)
                               EQ ADVISORS TRUST
                             ORGANIZATIONAL EXPENSE
                            REIMBURSEMENT AGREEMENT

         This Agreement is made this 14th day of April 1997, by and between EQ Financial Consultants, Inc. (the "Manager") and EQ Advisors Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A (each a "Portfolio," and collectively, the "Portfolios").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended; and

         WHEREAS, there have been certain necessary organizational expenses incurred as a part of such process, which are proper expenses of the Portfolios, that have been and will in the future be paid by the Manager and affiliated companies of the Manager, by reason of the fact that each Portfolio was not capitalized when such expenses were incurred (such expenses hereinafter referred to as "Organizational Expenses");

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Effective as of the initial public offering of shares of each Portfolio, the Trust shall be obligated to reimburse and pay to the Manager, or such affiliated companies of the Manager as the Manager may designate, the amounts expended and to be expended by the Manager and its affiliates for Organizational Expenses.

         2. Such reimbursements shall be paid by the Trust promptly upon the demand of the Manager. Upon demand for payment, the Manager shall present copies of invoices of receipts, copies of canceled checks or other evidence of payment of the Organizational Expenses for which it is demanding reimbursement from the Trust.

                                           EQ ADVISORS TRUST
                                           ON BEHALF OF
                                           EACH OF ITS SERIES


                                            By: /s/
                                                -------------------------------
                                                     Peter D. Noris
                                                     President and Trustee

                                            EQ FINANCIAL CONSULTANTS, INC.


                                            By: /s/
                                                -------------------------------
                                                     Peter D. Noris
                                                     Executive Vice President


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                                   SCHEDULE A

This Agreement relates to the following Portfolios of the Trust:

           T. Rowe Price International Stock Portfolio
           T. Rowe Price Equity Income Portfolio
           EQ/Putnam Growth & Income Value Portfolio
           EQ/Putnam International Equity Portfolio
           EQ/Putnam Investors Growth Portfolio
           EQ/Putnam Balanced Portfolio
           MFS Research Portfolio
           MFS Emerging Growth Companies Portfolio
           Morgan Stanley Emerging Markets Equity Portfolio
           Warburg Pincus Small Company Value Portfolio
           Merrill Lynch World Strategy Portfolio
           Merrill Lynch Basic Value Equity Portfolio